Exhibit 21.0

                      FIRST CASH FINANCIAL SERVICES, INC.
                                 SUBSIDIARIES
                                 ------------

                                                      Percentage
                                 Country/State of       Owned
        Subsidiary Name           Incorporation      by Registrant
        ---------------           -------------      -------------

American Loan and Jewelry, Inc.      Texas                100%
Famous Pawn, Inc.                    Maryland             100%
JB Pawn, Inc.                        Texas                100%
Miraglia, Inc.                       California           100%
Capital Pawnbrokers, Inc.            Maryland             100%
Silver Hill Pawn, Inc.               Maryland             100%
Elegant Floors, Inc.                 Maryland             100%
One Iron Ventures, Inc.              Illinois             100%
First Cash, S.A. De C.V.             Mexico               100%